U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

SYNTHETIC BLOOD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

New Jersey	22-3067701
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626
(Address of principal executive offices)

(714) 427-6363
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

See the discussions of (i) an agreement to issue monthly increments of restricted stock to Mr. Chris J. Stern, (ii) an agreement to issue monthly increments of options to Mr. Richard M. Kiral, and (iii) options issued to Dr. Gerald L. Klein and Dr. Bruce Spiess, all of which are discussed under Item 5.02, below, which is incorporated in this item. On March 25, 2008, the Board of Directors approved the issuance of options to the Estate of Robert J. Larsen to purchase 300,000 shares of common stock at an exercise price of $0.30 per share. The transactions were and will be effected in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Death of Chief Executive Officer; Appointment of New Officers

In a press released issued on March 24, 2008, Synthetic Blood International, Inc. (the “Company”) announced that Robert J. Larsen, a member of the Company’s Board of Directors and its interim President and Chief Executive Officer, died unexpectedly on March 23, 2008. A copy of this press release is filed herewith as Exhibit 99.1.

Effective March 25, 2008, Dr. Chris J. Stern, the Company’s Chairman of the Board, has been appointed to the office of Chief Executive Officer and will retain his position as Chairman. Dr. Stern is the principal and founder of the Institute For Efficient Management, a boutique consulting firm focusing on business development and marketing strategies. From 2000 to 2007 he has also served as a director of BFI (specialty chemicals).

At the time Mr. Stern was elected to the Board in November 2007 and appointed Chairman, the Company agreed to pay to Mr. Stern’s consulting firm a monthly fee of $15,000 for consulting services Mr. Stern provides to the Company. Furthermore, the Company agreed (i) to issue to Mr. Stern, as of the date of his election to the Board, options to purchase 1,000,000 common shares at an exercise price of $0.245 per share that expire three years from the date of grant, and (ii) if, in the two years following the date of the agreement, the Company enters into a license agreement or is sold, to issue to Mr. Stern at the closing of the transaction options to purchase an additional 4,000,000 common shares at an exercise price of $0.245 per share that expire three years from the date of grant. As a result of Mr. Stern’s appointment as Chief Executive Officer, the Board has agreed to pay Mr. Stern’s consulting company an additional $5,000 per month by way of consulting fees and also to pay the consulting company $2,500 per month for additional secretarial and administration expenses. Furthermore, the Board has also agreed (i) to issue to Mr. Stern an aggregate of 14,000 shares of the Company’s common stock on the 1st of every month, commencing with April 1, 2008, for so long as Mr. Stern serves on the Board, and (ii) to issue and pay to Mr. Stern, upon his termination as a board member for whatever reason, with or without cause, as compensation for having served on the Board’s executive committee, an aggregate of 100,000 shares of the Company’s common stock and the sum of $200,000, payable upon such termination.

Also effective March 25, 2008, the Board appointed Dr. Richard M. Kiral to serve as President and Chief Operating Officer of the Company. Pursuant to an agreement executed on March 26, 2008, Dr. Kiral’s employment agreement with the Company has been amended to provide for payment of a sum equal to Dr. Kiral’s annual base salary and performance bonus upon Dr. Kiral’s termination without Cause, as that term is defined in the employment agreement. Furthermore, the Board has increased Dr. Kiral’s monthly compensation by $6,000 and has agreed to (i) to issue to Dr. Kiral an aggregate of 20,000 options to purchase shares of the Company’s common stock, at a price to be determined, on the 1st of every month, commencing with April 1, 2008, for so long as Dr. Kiral serves on the Board, and (ii) to issue and pay to Dr. Kiral, upon his termination as a board member for whatever reason, with or without cause, as compensation for having served on the Board’s executive committee, an aggregate of 100,000 shares of the Company’s common stock and the sum of $200,000, payable upon such termination.

Election of New Directors

Effective March 25, 2008, the Company’s Board of Directors appointed two new directors: Dr. Gerald L. Klein and Dr. Bruce Spiess. Dr. Klein has been appointed to serve on the Board’s Regulatory, Operations, Medical, Licensing and Audit Committees. Dr. Spiess has been appointed to serve on the Board’s Medical and Licensing Committees. In addition to serving on the Board’s Executive Committee, Mr. Stern will also serve on the Board’s Compensation, Audit and Licensing Committees, and Mr. Kiral will serve on the Compensation, Regulatory, and Operations Committees.

The Company has agreed to pay to each of Drs. Klein and Spiess a consulting fee of $200/hour, resulting in a monthly fee of approximately $9,000. Furthermore, the Company agreed to issue to each of Dr. Spiess and Dr. Klein, as of the date of their respective elections, options to purchase 300,000 common shares at an exercise price of $0.30 per share that expire three years from the date of grant. If in the next two years the Company enters into a license agreement or is sold, it will also issue to each of Dr. Klein and Dr. Spiess at the closing of the transaction options to purchase an additional 300,000 common shares at an exercise price of $0.30 per share that expire three years from the date of grant.

Amendment to Outstanding Options

At a meeting held on March 14, 2008, the Board of Directors approved a change to all stock options issued or issuable to employees and/or directors to permit cashless exercise of such options.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release dated March 24, 2008
10.1	Engagement Letter with Dr. Gerald L. Klein
10.2	Consulting Agreement with Dr. Gerald L. Klein
10.3	Engagement Letter with Dr. Bruce Spiess
10.4	Consulting Agreement with Dr. Bruce Spiess
10.5	Amendment of Kiral Employment Agreement
10.6	Amendment of Stern Engagement Letter
10.7	Amendment of Business Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: March 28, 2008	By:	/s/ Chris J. Stern
Chris J. Stern, Chairman of the Board/CEO